AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT BETWEEN

TRIBUTARY CAPITAL MANAGEMENT, LLC AND TRIBUTARY FUNDS, INC.

This Amendment dated as of April 29, 2022 is made by and between Tributary Capital Management, LLC, a Colorado limited liability company (“Adviser”) and the Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation (“Company”).

WHEREAS, the Adviser and Company entered into an Investment Advisory Agreement effective as of May 3, 2010, as amended (“Agreement”), whereby the Company retained the Adviser to furnish investment advisory and administrative services to certain investment portfolios of the Company.

WHEREAS, pursuant to the Agreement, the parties have agreed to amend Schedule A of the Agreement to remove the Tributary Growth Opportunities Fund.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A dated on or around April 29, 2022 is hereby amended to remove Tributary Growth Opportunities Fund.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with the terms.

IN WITNESS WHEREOF, the Adviser and Company have caused this Amendment to be executed as of April 29, 2022, effective upon the liquidation and dissolution of the Tributary Growth Opportunities Fund. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

TRIBUTARY FUNDS, INC		TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen C. Wade	By:	/s/ Mark A. Wynegar

Name:	Stephen C. Wade	Name:	Mark A. Wynegar

Title:	President and Director	Title:	President

Second Amendment To

SCHEDULE A

To the Investment Advisory Agreement

Between

Tributary Funds, Inc. and Tributary Capital Management, LLC

Dated April 29, 2022

Name of Fund	Compensation*	Effective Date
Tributary Short/Intermediate Bond Fund	Annual rate of fifty one-hundredths of one percent (0.50%) of the Fund’s average daily net assets	May 3, 2010
Tributary Income Fund	Annual rate of sixty one-hundredths of one percent (0.60%) of the Fund’s average daily net assets	May 3, 2010
Tributary Nebraska Tax-Free Fund	Annual rate of forty one-hundredths of one percent (0.40%) of the Fund’s average daily net assets	December 31, 2015
Tributary Balanced Fund	Annual rate of seventy-five one-hundredths of one percent (0.75%) of the Fund’s average daily net assets	May 3, 2010
Tributary Small Company Fund	Annual rate of eighty-five one-hundredths of one percent (0.85%) of the Fund’s average daily net assets	May 3, 2010
Tributary Small/Mid Cap Fund	Annual rate of eighty-five one-hundredths of one percent (0.85%) of the Fund’s average daily net assets	November 6, 2017

*	All fees are computed daily and paid monthly